                                                                 EXHIBIT 99.13



                        INTERMED HEALTHCARE SYSTEMS INC.
                           1995 STOCK INCENTIVE PLAN

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1 - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . .    1

SECTION 2 - THE STOCK INCENTIVE PLAN  . . . . . . . . . . . . . . . . . . .    4
         2.1     The Purpose of the Plan  . . . . . . . . . . . . . . . . .    4
         2.2     Stock Subject to the Plan  . . . . . . . . . . . . . . . .    4
         2.3     Administration of the Plan . . . . . . . . . . . . . . . .    4
         2.4     Eligibility and Limits . . . . . . . . . . . . . . . . . .    5

SECTION 3 - TERMS OF STOCK INCENTIVES . . . . . . . . . . . . . . . . . . .    5
         3.1     Terms and Conditions of All Stock Incentives . . . . . . .    5
         3.2     Terms and Conditions of Options  . . . . . . . . . . . . .    6
         3.3     Terms and Conditions of Stock Appreciation Rights  . . . .    7
         3.4     Terms and Conditions of Restricted Stock Awards  . . . . .    8

SECTION 4 - RESTRICTIONS ON STOCK . . . . . . . . . . . . . . . . . . . . .    8
         4.1     Escrow of Shares . . . . . . . . . . . . . . . . . . . . .    8
         4.2     Forfeiture of Shares . . . . . . . . . . . . . . . . . . .    8
         4.3     Repurchase by the Company  . . . . . . . . . . . . . . . .    9
         4.4     Restrictions on Transfer . . . . . . . . . . . . . . . . .    9
         4.5     Extension Termination of Restrictions on Transfer  . . . .    9
         4.6     Pledging of Stock  . . . . . . . . . . . . . . . . . . . .   10
         4.7     Stockholder Agreement  . . . . . . . . . . . . . . . . . .   10

SECTION 5 - GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . .   10
         5.1     Withholding  . . . . . . . . . . . . . . . . . . . . . . .   10
         5.2     Changes in Capitalization; Merger; Liquidation . . . . . .   10
         5.3     Cash Awards  . . . . . . . . . . . . . . . . . . . . . . .   11
         5.4     Compliance with Code . . . . . . . . . . . . . . . . . . .   11
         5.5     Right to Terminate Employment  . . . . . . . . . . . . . .   12
         5.6     Restrictions on Delivery and Sale of Shares; Legends . . .   12
         5.7     Termination and Amendment of the Plan  . . . . . . . . . .   12
         5.8     Shareholder Approval . . . . . . . . . . . . . . . . . . .   12
         5.9     Effective Date of Plan . . . . . . . . . . . . . . . . . .   13

                        INTERMED HEALTHCARE SYSTEMS INC.
                           1995 STOCK INCENTIVE PLAN


                            SECTION 1 - DEFINITIONS

                 1.1 Definitions. Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

                          (a)     "Board of Directors" means the board of
directors of the Company.

                          (b)     "Cause" has the same meaning as provided in
the employment agreement between the Participant and the Company on the date of Termination of Employment, or if no such definition or employment agreement exists, as provided in the shareholders' agreement to which the Participant is a party on the date of Termination of Employment, or if no such definition or shareholders' agreement exists, "Cause" means conduct amounting to (1) fraud or dishonesty against the Company, (2) Participant's willful misconduct, repeated refusal to follow the reasonable directions of the Board of Directors, or knowing violation of law in the course of performance of the duties of Participant's employment with the Company, (3) repeated absences from work without a reasonable excuse, (4) repeated intoxication with alcohol or drugs while on the Company's premises during regular business hours, (5) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, or (6) a breach or violation of the terms of any employment or other agreement to which a Participant and the Company are a party.

                          (c)     "Change in Control" means the consummation of
a (1) dissolution or liquidation of the Company, (2) merger of the Company into another corporation, or any consolidation, share exchange, combination, reorganization, or like transaction, in which the Company is not the survivor,
(3) sale or transfer (other than as security for the Company's obligations) of at least a majority of the assets of the Company, or (4) sale or transfer of 50% or more of the issued and outstanding Stock by the holders thereof in a single transaction or in a series of related transactions.

                          (d)     "Code" means the Internal Revenue Code of
1986, as amended.

                          (e)     "Committee" means the committee appointed by
the Board of Directors to administer the Plan or, in the absence of appointment of such committee, the Board of Directors.

                          (f)     "Company" means InterMed Healthcare Systems
Inc., a Delaware corporation.





                                       1.

                          (g)     "Disability" has the same meaning as provided
in the employment agreement between the Participant and the Company on the date the Participant ceases active work due to a disability, or if no such definition or employment agreement exists, as provided in the shareholders' agreement to which the Participant is a party on the date the Participant ceases active work due to a disability, or if no such definition or shareholders' agreement exists, "Disability" means (1) the inability of Participant to perform the duties of Participant's employment due to physical or emotional incapacity or illness, where such inability is expected to be of long-continued and indefinite duration or (2) Participant shall be entitled to
(i) disability retirement benefits under the federal Social Security Act or
(ii) recover benefits under any long-term disability plan or policy maintained by the Company. In the event of a dispute, the determination of Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.

                          (h)     "Disposition" means any conveyance, sale,
transfer, assignment, pledge or hypothecation whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

                          (i)     "Fair Market Value" means fair market value
of a share of Stock (on a fully diluted basis) as determined by the Committee. In making such determination, the Committee may take into account factors that it, in good faith, deems relevant to such valuation, including the absence of a trading market, the minority status of the Stock, and such other facts and circumstances deemed by the Committee to be material to the value of the Stock in the hands of Participant; provided, however, for purposes of determining the Option price per share for an Incentive Stock Option, Fair Market Value shall be determined by the Committee without regard to any restriction other than a restriction which, by its terms, will never lapse. The Fair Market Value as determined by the Committee shall be final, binding, and conclusive on each Participant.

                          (j)     "Incentive Stock Option" means an incentive
stock option, as defined in Code Section 422 awarded under the Plan.

                          (k)     "Non-Qualified Stock Option" means a stock
option awarded under the Plan not qualifying as an Incentive Stock Option.

                          (l)     "Option" means a Non-Qualified Stock Option
or an Incentive Stock Option.

                          (m)     "Over 10% Owner" means an individual who at
the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Parents or Subsidiaries, determined by applying the attribution rules of Code Section 424(d).





                                       2.

                          (n)     "Parent" means any corporation (other than
the Company) in an unbroken chain of corporations ending with the Company if (with respect to Incentive Stock Options, at the time of granting of the Option), each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

                          (o)     "Participant" means an individual who
receives a Stock Incentive hereunder.

                          (p)     "Plan" means this stock incentive plan.

                          (q)     "Restricted Stock Award" means a restricted
stock award under the Plan.

                          (r)     "Stock" means the Company's common stock,
$.001 par value per share.

                          (s)     "Stock Appreciation Right" means a stock
appreciation right awarded under the Plan.

                          (t)     "Stock Incentive Agreement" means an
agreement between the Company and a recipient evidencing an award of Stock Incentive.

                          (u)     "Stock Incentives" means Incentive Stock
Options, Non-Qualified Stock Options, Restricted Stock Awards, and Stock Appreciation Rights.

                          (v)     "Subsidiary" means any corporation (other
than the Company) in an unbroken chain of corporations beginning with the Company if (with respect to Incentive Stock Options, at the time of granting of the Option), each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

                          (w)     "Termination of Employment" means the
termination of the employee-employer relationship between a Participant and the Company (and its Parents and Subsidiaries), regardless of the fact that severance or similar payments are made to the Participant, for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether Termination of Employment is for Cause.





                                       3.

                      SECTION 2 - THE STOCK INCENTIVE PLAN

                 2.1 The Purpose of the Plan. The Plan is intended to provide an opportunity for directors, officers, key employees, and consultants of the Company to acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock. The Plan provides for the grant of Incentive Stock Options, Non- Qualified Stock Options, Restricted Stock Awards and Stock Appreciation Rights to aid the Company in retaining and obtaining key personnel of outstanding ability.

                 2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 10,000 shares of Stock (the "Maximum Plan Shares") are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time shall the Company have outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives in excess of the Maximum Plan Shares minus shares of Stock acquired by the Company pursuant to Sections 4.2 and 4.3. These shares of Stock issued under the Plan may be either authorized and unissued Stock or Stock held in the treasury of the Company, as shall be determined by the Committee. If an Option or Stock Appreciation Right expires or terminates for any reason without being exercised in full, or shares of Stock issued under a Restricted Stock Award are transferred back to the Company pursuant to the restrictions thereon other than pursuant to the Company's call right pursuant to Section 4.2 or the Company's right of first refusal pursuant to Section 4.3, the unpurchased shares subject to such Option or Stock Appreciation Right, or the shares transferred back to the Company shall again be available for purposes of the Plan.

                 After the first registration of an equity security under
Section 12 of the Securities Exchange Act of 1934, as amended ("SEC Registration"), the Maximum Plan Shares shall also be reduced by any Stock Incentive in which the holder receives one or more "benefits of ownership" (as defined in applicable authority issued by the Securities and Exchange Commission) prior to the cancellation, termination, expiration or lapse of such Stock Incentive.

                 2.3 Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have full authority in its discretion to determine the directors, officers, key employees, and consultants of the Company to whom Stock Incentives shall be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee's decisions shall be final and binding on all Participants.





                                       4.

                 After the first SEC Registration, the Committee shall consist of two or more directors, each of whom is (i) an "outside director" as that term is used in Code Section 162(m) and (ii) a "disinterested person," as such term is defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended.

                 2.4 Eligibility and Limits. Stock Incentives may be granted only to directors, officers, key employees, and consultants of the Company, or of a Parent of Subsidiary of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of any such entity. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the time an Incentive Stock Option is granted) of stock with respect to which stock options intended to meet the requirements of Code
Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries shall not exceed $100,000.

                     SECTION 3 - TERMS OF STOCK INCENTIVES

                 3.1      Terms and Conditions of All Stock Incentives.

                          (a)     The number of shares of Stock as to which a
Stock Incentive shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan.

                          (b)     Each Stock Incentive shall be evidenced by a
Stock Incentive Agreement executed by the Company and the Participant, which shall be in such form and contain such terms and conditions as the Committee in its discretion may, subject to the provisions of the Plan, from time to time determine.

                          (c)     The date a Stock Incentive is granted shall
be the date on which the Committee has approved the terms and condition of the Stock Incentive Agreement and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive and has taken all such other action necessary to complete the grant of the Stock Incentive.

                          (d)     Notwithstanding any vesting provisions
established pursuant to Sections 3.2, 3.3, or 3.4 of the Plan, the Committee may provide that any unexpired Option may be exercised upon a Change in Control of that any Stock Appreciation Right may become payable upon a Change in Control as to the full number of shares of Stock covered by the Option or Stock Appreciation Right without regard to the date of grant of the Option or Stock Appreciation Right or that any Restricted Stock Award which has not been previously forfeited shall be fully vested upon a Change in Control.





                                       5.

                 3.2 Terms and Conditions of Options. At the time any Option is granted, the Committee shall determine whether the Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option shall be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. At the time any Incentive Stock Option is exercised, the Company shall be entitled to place a legend on the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as shares of Stock purchased upon exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company's shareholders.

                          (a)     Option Price.  Subject to adjustment in
accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the "Exercise Price") per share of Stock purchasable under any Option shall be as set forth in the applicable Stock Incentive Agreement. With respect to each grant of an Incentive Stock Option to a Participant who is not an Over 10% Owner, the Option price per share shall not be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Option price per share shall not be less than 110% of the Fair Market Value on the date the Option is granted.

                          (b)     Option Term.  Any Incentive Stock Option
granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of ten (10) years after the date the option is granted. Any Incentive Stock Option granted to an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted.

                          (c)     Payment.  Payment for all shares of Stock
purchased pursuant to exercise of an option shall be made in cash or, if the Stock Incentive Agreement provides, by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery. In addition, the Stock Incentive Agreement may provide for cashless exercise through a brokerage transaction following registration of the Company's equity securities under Section 12 of the Securities Exchange Act of 1934. Except as provided in subparagraph (g) below, payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.

                          (d)     Conditions to Exercise of an Option.  Each
Option granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part.





                                       6.

                          (e)     Nontransferability of Options.  Except as
provided in subparagraph (g) below, an Option shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant, or in the event of the Disability of the Participant, by the legal representative of the Participant.

                          (f)     Termination of Incentive Stock Option.  With
respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one year shall be substituted for such three (3) month period. For purposes of this subparagraph (f), Termination of Employment of the Participant shall not be deemed to have occurred if the Participant is employed by the Parent or Subsidiary or by another corporation (or Parent or Subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code
Section 424(a) is applicable.

                          (g)     Special Provisions for Certain Substitute
Options. Notwithstanding anything to the contrary in this Section 3.2, any Option in substitution for a Stock Option previously issued by another entity, which substitution occurs in connection with a transaction to which Code
Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued Option being replaced thereby.

                 3.3 Terms and Conditions of Stock Appreciation Rights. A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Option or not in connection with an Option. A Stock Appreciation Right shall entitle the Participant to receive upon exercise or payment the excess of (1) the Fair Market Value of a specified number of shares of the Stock at the time of exercise over (2) a specified price which shall be not less than the Option exercise price for that number of shares in the case of a Stock Appreciation Right granted in connection with a previously or contemporaneously granted Option, or in the case of any other Stock Appreciation Right not less than one hundred percent (100%) of the Fair Market Value of that number of shares of Stock at the time the Stock Appreciation Right was granted. A Stock Appreciation Right granted in connection with an Option may only be exercised to the extent that the related Option has not been exercised. The exercise of a Stock Appreciation Right shall result in a pro rata surrender of the related Option to the extent the Stock Appreciation Right has been exercised.





                                       7.

                          (a)     Payment.  Upon exercise or payment of a Stock
Appreciation Right, the Company shall pay to the Participant the appreciation in cash or shares of Stock (at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

                          (b)     Conditions to Exercise.  Each Stock
Appreciation Agreement granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the SAR Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised in whole or in part.

                          (c)     Nontransferability of Stock Appreciation
Right. A Stock Appreciation Right shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant, or in the event of the Disability of the Participant, by the legal representative of the Participant.

                 3.4 Terms and Conditions of Restricted Stock Awards. Shares awarded pursuant to Restricted Stock Awards shall be subject to restrictions for periods determined by the Committee. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Restricted Stock Award or may grant a Restricted Stock Award without the requirement of a cash payment.

                       SECTION 4 - RESTRICTIONS ON STOCK

                 4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan shall be issued in the Participant's name, but shall be held by a custodian designated by the Committee (the "Custodian"). Each Stock Incentive Agreement shall appoint the Custodian as the attorney-in-fact for the Participant for a term specified in the Stock Incentive Agreement, with full power and authority in the Participant's name, place and stead to transfer, assign, and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares or the Company repurchases the shares pursuant to its call right pursuant to a Stock Incentive Agreement. During the period that the Custodian holds the shares subject to this paragraph, the Participant shall be entitled to all rights, except as provided in the Stock Incentive Agreement, applicable to shares of Stock not so held.

                 4.2 Forfeiture of Shares. Notwithstanding any vesting schedule set forth in any Stock Incentive Agreement, in the event that the Participant violates a noncompetition agreement as set forth in the Stock Incentive Agreement, all Stock Incentives and shares of Stock issued to the holder pursuant to the Plan shall be forfeited; provided, however, that the Company shall return to the holder the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder.





                                       8.

                 4.3      Repurchase by the Company.  Except as provided in
Section 4.5, in the event of the Termination of Employment of the Participant, the Company shall have the option to repurchase as provided in the Stock Incentive Agreement the vested shares of Stock issued pursuant to the Plan.

                 4.4      Restrictions on Transfer.

                          (a)     Limitations on Transfer.  The Participant
shall not have the right to make or permit to exist any Disposition of the share of Stock issued pursuant to the Plan except as provided in the Plan or the Stock Incentive Agreement. Any Disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the Stock Incentive Agreement shall be void. The Company shall not recognize, or have the duty to recognize, any Disposition not made in accordance with the Plan and the Stock Incentive Agreement, and the shares so transferred shall continue to be bound by the Plan and the Stock Incentive Agreement.

                          (b)     Right of First Refusal.  Except as provided
in Section 4.5, at any time after the one (1) year period commencing on the effective date of Termination of Employment, the Participant may make a Disposition of shares issued pursuant to the Plan provided that the Participant first shall afford the Company a right of first refusal with regard to such shares as provided in the Stock Incentive Agreement.

                 4.5      Extension Termination of Restrictions on Transfer.

                          (a)     Extension.  If the Company is or becomes a
party to an agreement which prohibits the Company from exercising the right of repurchase in Section 4.3 or the right of first refusal in Section 4.4(b), or, if the exercise of such rights would cause the Company to breach any financial or other covenants in any agreement in which the Company is a party, the period for exercising those rights set forth in those paragraphs shall be extended until the first anniversary of the date the Company is no longer subject to, or obtains a waiver of, such prohibition or covenant.

                          (b)     Early Termination.  The restrictions
contained in Sections 4.3 and 4.4 shall terminate on the effective date of the first Public Offering, as hereinafter defined. "Public Offering" shall mean the offering for sale by the Company of securities of the same class as the shares of Stock pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended, or any comparable law then in effect, and the effective date of any such Public Offering shall be the first day on which the securities covered thereby may lawfully be offered and sold pursuant to such registration statement.





                                       9.

                 4.6 Pledging of Stock. The Company may require a Participant to pledge for the benefit of lenders of the Company any Stock issued pursuant to the Plan if all other shareholders of the Company have either pledged their shares of Stock or have been asked to pledge their shares of Stock.

                 4.7 Stockholder Agreement. The Company may, as a condition precedent to the issuance of any shares of Stock hereunder, require a Participant to execute a stockholder, voting or similar agreement if all other shareholders of the Company have either executed or been asked to execute such an agreement.

                         SECTION 5 - GENERAL PROVISIONS

                 5.1 Withholding. Whenever the Company proposes or is required to issue or transfer share of Stock under the Plan or upon the vesting of any Restricted Stock Award, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Restricted Stock Award. A Participant may pay the withholding tax in cash, or he may elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Restricted Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the fair market value of the Shares determined as of the Tax Date (defined below), is sufficient to satisfy federal, state, and local, if any, withholding taxes arising from exercise of the Option (a "Withholding Election"). A Participant may make a Withholding Election only if both of the following conditions are met:

                          (a)     The Withholding Election must be made on or
prior to the date on which the amount of tax required to be withheld is determined (the "Tax Date") by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

                          (b)     Any Withholding Election made will be
irrevocable; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

                 5.2      Changes in Capitalization; Merger; Liquidation.

                          (a)     The number of shares of Stock reserved for
the grant of Options, Stock Appreciation Rights and Restricted Stock Awards and the number of shares of Stock reserved for issuance upon the exercise of each outstanding Option, upon the exercise or payment of each Stock Appreciation Right, and upon vesting of each outstanding Restricted Stock Award, and the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Stock Appreciation Right pertains shall be proportionately adjusted by the Committee for any increase or decrease in the number of issued shares of Stock (without any change in the aggregate price to be paid for such shares) resulting from a change in par value, split-up, stock split, reverse stock split, reclassification, distribution of common stock dividend





                                      10.

or other similar capital adjustment or other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company. Any adjustment pursuant to this Subsection (a) may provide, in the Committee's discretion, for the elimination of any fractional shares that might otherwise become subject to any Stock Incentive without payment therefor.

                          (b)     If the Company shall not be the surviving
corporation of any merger, consolidation or similar reorganization, the rights related to each Stock Incentive outstanding immediately prior to the effective time of such transaction shall be determined by and in accordance with the agreement governing such merger, consolidation or similar reorganization.

                          (c)     In the event of a Change in Control,
provision shall be made to cause each outstanding Option and Stock Appreciation Right to become exercisable prior to a Change in Control and to terminate upon the consummation of any Change in Control.

                          (d)     Except as expressly provided in this Section
5.2, the holder of an Option or Stock Appreciation Right shall have no rights by reason of any subdivision or combination of shares of Stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of Stock of any class or by reason of any Change in Control or distribution to the Company's shareholders of assets or stock of another corporation. Except as expressly provided herein and except for any distributions or adjustments made with respect to shares of Stock issued under the Plan in connection with a distribution or adjustment made with respect to all other outstanding shares of Stock, any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to any Stock Incentive. The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

                 5.3 Cash Awards. The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

                 5.4 Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent.





                                      11.

                 5.5 Right to Terminate Employment. Nothing in the Plan or in any Stock Incentive shall confer upon any Participant the right to continue as an employee of the Company or any of its Parents or Subsidiaries or affect the right of the Company or any of its Parents or Subsidiaries to terminate the Participant's employment at any time.

                 5.6 Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may endorse on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company in its discretion, shall deem appropriate.

                 5.7 Termination and Amendment of the Plan. The Plan may be terminated, modified or amended either by the Board of Directors of the Company or the Committee; provided, however, that no such termination, modification or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of a Participant under such Stock Incentive.

                 5.8 Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder shall be void. Any subsequent amendment affecting an Incentive Stock Option that requires shareholder approval under Code Section 422 shall be effective only if such amendment is approved by the shareholders within twelve
(12) months before or after the adoption of such amendment. Furthermore, after the first SEC Registration, any amendment requiring shareholder approval as required by the insider trading rules of Section 16 of the Securities Exchange Act of 1934, as amended, shall be approved by the shareholders pursuant to the rules of such Section 16.





                                      12.

                 5.9 Effective Date of Plan. The Plan shall become effective on March 4, 1995.


                                        INTERMED HEALTHCARE SYSTEMS INC.



                                        By:
                                           -------------------------------
                                        Title:
                                              ----------------------------





                                      13.